UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2004

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	0-6253 (Commission file number)	71-0407808 (I.R.S. employer identification No.)

501 Main Street, Pine Bluff, Arkansas (Address of principal executive offices)		71601 (Zip Code)

(870) 541-1000 (Registrant’s telephone number, including area code)

ITEM: 12      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

              The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer and Robert A. Fehlman, Chief Financial Officer, of Simmons First National Corporation during the company’s Second Quarter Earnings Release Conference Call held at 3:00 P.M. Central Standard Time on July 15, 2004.

              Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our second quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer. The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then Mr. May and I will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

              Our goal is to make this call as useful as possible for each of you in understanding the future plans, prospects and expectations for our Company. To that end, we will make certain forward looking statements about our plans and expectations of future events, including statements about our goals and expectations for net income, earnings per share, net interest margin, net interest income, non-interest income and expenses, and asset quality.

              You should understand that our actual results may differ materially from those projected in any forward looking statements due to a number of risks and uncertainties, some of which we will point out during the course of this call. For more information concerning the risks associated with our business, you should refer to the forward-looking information caption of our annual report on Form 10-K and other public reports filed with the SEC. With that said, I will turn the call over to Mr. Tommy May.

              Thank you Bob, and welcome everyone to our second quarter conference call. Today, Simmons First National Corporation announced earnings of $6.3 million or $0.42 diluted earnings per share for the quarter ended June 30, 2004. As we have discussed in previous meetings, during Q2 03, the Company recorded a non-recurring $771,000 pretax gain or $0.03 diluted earnings per share on the sale of mortgage servicing. Excluding this non-recurring gain in Q2-03, the Company would have reported a $228,000 increase in earnings while maintaining the same $0.42 diluted earnings per share for Q2-04.

              As all of you know, in 2003 the low interest rate environment produced an unusually high demand for both mortgage production and investment banking products. As such, even though interest rates remain relatively low, they have increased in 2004 and, as a result, the demand for these products has moderated. Thus, on a quarter over quarter basis, excluding the previously mentioned gain of the sale of mortgage service, earnings per share were flat. Considering the reduced demand in the mortgage production and investment banking products, we are pleased with the level of net income.

              On a quarter over quarter basis, the Company’s net interest margin declined 35 basis points from 4.40% to 4.05%. The yield on earnings assets declined by 72 basis points while the cost of funds decreased 49 basis points. The decrease in net interest margin can be attributed to several factors. The first is the number of called securities and loans prepaid during 2003 and the resulting repricing when interest rates were at historical lows. Second, as mentioned in previous meetings, while there was overall growth in the Company’s loan portfolio, two of the higher yielding products, credit cards and consumer lending, continued to decrease at a level approximating $19 million on a quarter over quarter basis. Lastly, while the recently completed acquisitions are EPS accretive for 2004, they do negatively impact net interest margin approximately 10 basis points on an annualized basis, primarily due to the additional debt incurred for these transactions.

              Non-interest income for the Q2, 2004 was $10.8 million compared to $10.4 million for the same period in 2003, or a 3.6% increase. While the actual dollar increase is not that significant, there are four key components of non-interest income that deserve discussion.

              First, like most of the banking industry, the 2003 mortgage production revenues increased sharply because of the volume of new and refinanced mortgages due to the low interest rate environment. Again, like most of the banking industry beginning with Q4 2003 and continuing in 2004, we experienced a significant slowdown in the volume of mortgage production. For Q2 2004 mortgage revenue was $1,045,000, or a $418,000 decrease, from the same quarter last year. For the balance of 2004, we expect to see continued pressure on the mortgage pipeline.

              Second, during 2003, we also saw a significant increase in revenue from our investment banking operations. This increase in 2003 was also driven by the low interest rate environment, coupled with significant liquidity from called bonds, which resulted in increased trading activity. During 2004, with the anticipation of an increase in interest rates, we have seen a significant slowdown in activity in the bond market and revenues in Q2 2004 were down approximately $399,000, a bit more than expected. Going forward, due to the level of uncertainty in the market, we expect to continue to see sluggish performance in our investment banking operation.

              Third, on a positive note, in Q2 2004 the Company saw a significant increase in service charges on deposits. The $1.1million increase can be attributed to the recently completed acquisitions, normal growth in our transaction accounts, and improvement in the fee structure and new product offerings associated with our deposit accounts.

              Fourth, during Q2 2004, premiums from the sale of student loans totaled $858,000, an increase of $534,000 on a quarter over quarter basis. As we discussed last quarter, throughout the year, as student loans reach payout status, the Company has historically sold these loans into the secondary market. Because of competitive changes in the industry relative to loan consolidations, in order to protect our premium, we made the decision to sell some loans prior to the payout period and this resulted in the earlier recognition of the premium income rather than as planned later in the year. Bottom line, recognizing that the competition for this product is changing, for the year 2004, we expect to have higher than normal levels of student loan premium income.

              Now let me move to the expense category. Non-interest expense for Q2 2004 was $20.6 million, an increase of $2.6 million, or 14.7%, from the same period in 2003. This increase is primarily the result of the operating expenses associated with the recently completed acquisitions plus the normal increased cost of doing business. Excluding the acquisitions, the increase in non-interest expense was 4.6%.

              Concerning our loan portfolio, as of June 30, 2004, loans totaled $1.5 billion, an increase of $256 million, or almost 20%, from the same period a year ago. The increase was primarily due to approximately $168 million in loans acquired in the recent acquisitions. Excluding these transactions, loans increased almost 7% on a quarter over quarter basis. We were pleased with the increased loan demand in our commercial, construction and commercial real estate loan portfolios. However, as previously reported, portions of the consumer market remain a challenge. We continue to experience relatively slow consumer loan demand, which we attribute to general economic conditions and competitive pressures in credit card and indirect lending.

              Asset quality is strong as of June 30th, with the allowance for loan losses as a percent of total loans at 1.77%, and the allowance equaled 213% of non-performing loans. Non-performing loans to total loans is 0.83%. The net charge-off ratio for the quarter was 40 basis points and, when adjusted for credit card net charge-offs, that ratio is only 14 basis points. As a reminder, the credit card net charge-offs as a percent of the credit card portfolio was 2.6% for Q2, which is 350 basis points below the industry average of 6.1%.

              During second quarter, the Company announced the substantial completion of the existing stock repurchase program and the adoption by the Board of Directors of a new repurchase program. The new program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During the quarter, the Company repurchased a total of approximately 57,000 shares of stock with a weighted average repurchase price of $24.17 per share.

              As we look toward the remainder of 2004, we continue to expect to see a modest increase in 2004 earnings per share when compared to the previous year. We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

              This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Tina to come back on the line and, once again, explain how to queue in for questions.

              During the question and answer session, management made several comments in response to questions, several of which may not have been disclosed in previous filings. First, in response to a question regarding the linked quarter increase in mortgage banking revenues management responded that the second quarter reflects seasonality and on a go forward basis mortgage volume is expected to be flat to down slightly. Second, in response to a question as to where future growth on service charges on deposits will come from, management responded they expected to see continued growth from the new products and overall growth in the deposit base. Third, in response to a question as to the outlook of interest rate sensitivity, the Company responded that they are in good shape from the recent Federal Reserve rate change. This rate change may cause a slight compression since the Company has not repriced credit cards due to competitive pressure. Fourth, management was asked to discuss internal loan growth from a regional perspective, management responded they feel the 7% increase is very positive because of the decrease in credit cards and indirect lending. Management indicated the bulk of the growth came from Northwest, Northeast and Central Arkansas. Additionally, there has been modest growth in the rural locations of our markets. Fifth, another question related to the impact on margin and customer behavior assuming the Federal Reserve were to increase rates gradually throughout the remainder of 2004, then accelerate the increases throughout 2005. Management responded that our projections reflect a neutral or slight negative impact with a gradual increase, primarily because of the Company’s management of the credit card portfolio. However, if that pace (frequency and level of rate changes) were to increase, then we would be concerned. Generally speaking, the best position for the Company would be to see slow and moderate increase which management believes would optimize the net interest margin. In response to customer behavior, the Company believes large rate increases would have a negative impact on the Company’s loan demand. Finally in response to a question on the Company’s future growth through de novo branching and/or mergers and acquisition’s. The Company responded new de novo branches planned for the next 12 months are as follows: Central Arkansas – Little Rock (2), Central Arkansas-Conway (1), Western Arkansas – Ft Smith/Van Buren (1) and Northwest Arkansas (2). In response to mergers and acquisitions the Company responded that they see an increased interest over the last three years, which is anticipated to remain in effect for the near future. Focus will continue in our growth markets of Northwest Arkansas, Northeast Arkansas and Central Arkansas and in Southwest Arkansas due to a lack of presence in that market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 15, 2004 ——————	SIMMONS FIRST NATIONAL CORPORATION /s/ Robert A. Fehlman —————————————————————— Robert A. Fehlman, Senior Vice President and Chief Financial Officer